Exhibit 4.23

Execution Version

ASSUMPTION AGREEMENT

This Assumption Agreement dated as of January 27, 2017 (this “Assumption Agreement”), is made by McDermott Asia Pacific Sdn. Bhd., a Malaysian company limited by shares (the “Additional Grantor”), in favor of Crédit Agricole Corporate and Investment Bank (“CA CIB”), as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for the Lenders and the Issuers and collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”) for the Secured Parties.

WHEREAS, McDermott International, Inc., a Panamanian corporation (the “Parent”) and McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower”), entered into the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders, the Issuers and CA CIB, as administrative agent for the Lenders and the Issuers and collateral agent for the Secured Parties. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, in connection with the Credit Agreement, the Parent, the Term Borrower and certain of their Subsidiaries (other than the Additional Grantor) have entered into the First Lien Pledge and Security Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), in favor of the Collateral Agent and the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Pledge and Security Agreement as a Grantor (as defined in the Pledge and Security Agreement) and a Guarantor thereunder; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge and Security Agreement as a Grantor and a Guarantor thereunder;

NOW, THEREFORE, IT IS AGREED:

1. Pledge and Security Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor and a Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor.  In accordance with the terms of the Pledge and Security Agreement and without limiting the generality of the foregoing, the Additional Grantor hereby expressly (a) assumes all obligations and liabilities of a Grantor and a Guarantor under the Pledge and Security Agreement; (b) guarantees the Borrowers’ Obligations pursuant to Section 2 of the Pledge and Security Agreement; and (c) grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Grantor’s right, title and interest in and to the Collateral (as defined in the Pledge and Security Agreement), wherever located and whether now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interest, as security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Additional Grantor’s Obligations. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedules 4.3, 4.4, 4.7 and 4.13 to the Pledge and Security Agreement.  The Additional Grantor hereby makes each of the representations and warranties contained in Section 4 of the Pledge and Security Agreement (as supplemented by, and after giving effect to, this Assumption Agreement and the Schedules attached hereto) as of the date hereof.

2. GOVERNING LAW.  THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

MCDERMOTT ASIA PACIFIC SDN. BHD.

By:	/s/ Katherine A. Murray
Name:	Katherine A. Murray
Title:	Treasurer

Signature Page to

Assumption Agreement (First Lien)

Acknowledged and Accepted:

J. RAY MCDERMOTT, S.A.

By:	/s/ Katherine A. Murray
Name:	Katherine A. Murray
Title:	Vice President, Treasurer

Signature Page to

Assumption Agreement (First Lien)

Annex 1

Supplemental Schedules

(See Attached.)

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SCHEDULE 4.3

TO PLEDGE AND SECURITY AGREEMENT

PERFECTED FIRST PRIORITY LIENS

UCC Filings

A UCC1 Financing Statement listing the Additional Grantor, as debtor, and the Collateral Agent, as secured party, should be filed in the governmental office set forth below.  The UCC1 Financing Statement will need to include a description of the Collateral that complies with Section 9-504 of the Uniform Commercial Code.

Grantor	Jurisdiction of Filing
McDermott Asia Pacific Sdn. Bhd.	Texas Secretary of State Washington, D.C. Recorder of Deeds

SCHEDULE 4.4

TO PLEDGE AND SECURITY AGREEMENT

Name; Jurisdiction of Organization, etc.

Exact Legal Name of Grantor	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Chief Executive Office
McDermott Asia Pacific Sdn. Bhd.	Company Limited by Shares	Malaysia	1162374-U	Level 24 Menara Hap Seng 2, No. 1 Jalan P. Ramlee Kuala Lumpur, 50250, Malaysia

Prior Names during last 5 years:

None.

Prior Addresses during last 5 years:

None.

SCHEDULE 4.7

TO PLEDGE AND SECURITY AGREEMENT

investment PROPERTY

Pledged Stock:

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value
J. Ray McDermott, S.A.	McDermott Asia Pacific Sdn. Bhd.	Company Limited by Shares	2 shares 2,499,998 shares	2,500,000 shares	100% 100%	3 4	RM1.00

Pledged Trust Interests:

None.

Pledged Notes:

None.

Pledged Commodities Contracts:

None.

SCHEDULE 4.13

TO PLEDGE AND SECURITY AGREEMENT

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

(See Attached.)

Schedule 4.13

Entity #	SubGroup	Bank Name	Account	Jurisdiction	Account Type
2258	MAPSB Disbursement	Standard Chartered Bank Malaysia	312194476799, McDermott Asia Pacific Sdn. Bhd.	Malaysia	Not Material
2258	MAPSB Disbursement	Standard Chartered Bank Malaysia	312194476780, McDermott Asia Pacific Sdn. Bhd.	Malaysia	Not Material
2258	MAPSB Payroll	Standard Chartered Bank Malaysia	312194471622, McDermott Asia Pacific Sdn. Bhd.	Malaysia	Excluded
2258	MAPSB SGD Deposits	Standard Chartered Bank Malaysia	312194471614, McDermott Asia Pacific Sdn. Bhd.	Malaysia	Not Material

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